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                                                                  Exhibit (j)(2)


                          INDEPENDENT AUDITORS' CONSENT

The Board of Trustees
ING Variable Products Trust:

We consent to the use of our reports for ING VP Growth Opportunities Portfolio, ING VP Growth + Value Portfolio, ING VP LargeCap Growth Portfolio, ING VP MidCap Opportunities Portfolio, ING VP SmallCap Opportunities Portfolio, ING VP Research Enhanced Index Portfolio, ING VP Large Company Value Portfolio, ING VP MagnaCap Portfolio, ING VP Convertible Portfolio, ING VP International Value Portfolio, and ING VP High Yield Bond Portfolio, each a portfolio within the ING Variable Products Trust, dated February 7, 2003, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in both the Class R and Class S Prospectuses and the "Independent Auditors" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 23, 2003